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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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Valmont Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PROXY STATEMENT

FOR THE
APRIL 24, 2012
ANNUAL SHAREHOLDERS' MEETING

Dear Shareholder:

        You are cordially invited to attend Valmont's annual meeting of shareholders on Tuesday, April 24, 2012 at 2:00 p.m. The meeting will be held in the Nebraska Conference Room of the Omaha Marriott at 10220 Regency Circle in Omaha, Nebraska.

        The formal meeting of shareholders will be followed by a review of Valmont's business operations and our outlook for the future. Following the meeting, you are invited to an informal reception where you can visit with the directors and officers about the activities of the Company.

        We are pleased to furnish our proxy materials to you over the Internet. We believe that this e-proxy process should expedite shareholders' receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On March 15, 2012, we mailed to many of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report and vote online. Those shareholders who do not receive such a Notice, including shareholders who have previously requested to receive paper copies of proxy materials, will receive a copy of the proxy statement, proxy card, and annual report by mail. The proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement, proxy card, and annual report, if you only received a Notice by mail, or (ii) elect to receive your proxy statement, proxy card, and annual report over the Internet next year, if you received them by mail this year.

        Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding these three methods of voting are contained on the Notice or proxy card. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.

        I look forward to seeing you at our annual meeting.

Sincerely,

Mogens C. Bay Chairman and Chief Executive Officer

        Valmont Industries, Inc.

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

        Notice is hereby given that the annual meeting of shareholders of Valmont Industries, Inc., a Delaware corporation, will be held at the Omaha Marriott, 10220 Regency Circle, Omaha, Nebraska 68114, on Tuesday, April 24, 2012 at 2:00 p.m. local time for the purpose of:

  (1)
  Electing four directors of the Company to three year terms.

  (2)
  Advisory approval of the Company's executive compensation.

  (3)
  Ratifying the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2012.

  (4)
  Transacting such other business as may properly come before the meeting.

        Shareholders of record at the close of business on March 1, 2012 are entitled to notice of, and to vote at, the Annual Meeting.

        Your vote is important. Please note that if you hold your shares through a broker, your broker may no longer vote your shares on certain matters in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

        Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding these three methods of voting are contained on the Notice and the proxy card. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.

By Order of the Board of Directors
Todd G. Atkinson Secretary

PROXY STATEMENT

To Our Shareholders:

        The board of directors of Valmont Industries, Inc. solicits your proxy in the form enclosed for use at the annual meeting of shareholders to be held on Tuesday, April 24, 2012, or at any adjournments thereof.

        At the close of business on March 1, 2012, the record date for shareholders entitled to notice of and to vote at the meeting, there were outstanding 26,527,445 shares of the Company's common stock. There were no preferred shares outstanding. All holders of common stock are entitled to one vote for each share of stock held by them.

        The presence of a majority of the outstanding common stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes"). Please note that if you hold your shares through a broker, your broker may no longer vote your shares on certain matters in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

        Election of the four director nominees requires the affirmative vote of a majority of the votes cast for the election of directors at the annual meeting. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and broker non-votes are not treated as votes cast and therefore will not affect the outcome of the election of directors. An incumbent director nominee who receives a greater number of votes "withheld" than "for" in an election is required to tender his resignation to the board, and the resignation will be accepted or rejected by the board as more fully described in Election of Directors.

        The ratification of the appointment of the auditors and approval of the advisory say-on-pay resolution on executive compensation will be decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions will be counted; they will have the same effect as a vote against the matter. Broker non-votes will be disregarded.

        Any shareholder giving a proxy may revoke it before the meeting whether delivered by telephone, Internet or through the mail, by using the telephone voting procedures, the Internet voting procedures or by mailing a signed instrument revoking the proxy to: Corporate Secretary, Valmont Industries, Inc., One Valmont Plaza, Omaha, Nebraska 68154-5215. To be effective, a mailed revocation must be received by the Corporate Secretary before the date of the meeting and a telephonic or Internet revocation must be submitted by 12:00 p.m. Eastern Time on April 23, 2012. A shareholder may attend the meeting in person and at that time withdraw the proxy and vote in person.

        As permitted by Securities and Exchange Commission rules, Valmont is making this proxy statement and its annual report available to its stockholders electronically via the Internet. On March 15, 2012, we mailed to many of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and to vote online. If you received such a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

        The Securities and Exchange Commission's rules permit us to deliver a single Notice or set of this proxy statement and our annual report to one address shared by two or more of our shareholders. This delivery method is referred to as "householding" and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of this proxy statement and our annual report to multiple shareholders who share an address, unless we received contrary instructions from such shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or a set of this proxy statement and our annual report, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or this proxy statement and our annual report, contact Broadridge Financial Solutions, Inc. at 1.800.542.1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

        The cost of solicitation of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be borne by the Company.

 Certain Shareholders

        The following table sets forth, as of March 1, 2012, the number of shares beneficially owned by (i) persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding common stock, (ii) executive officers named in the summary compensation table and directors and (iii) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership March 1, 2012(1)	Percent of Class(2)
Robert B. Daugherty Charitable Foundation(3)	2,443,568	9.2%
One Valmont Plaza
Omaha, NE 68154
T. Rowe Price Associates, Inc.(4)	2,364,204	8.9%
100 E. Pratt Street
Baltimore, MD 21202
Royce & Associates LLC(6)	1,928,925	7.3%
745 Fifth Avenue
New York NY 10151
Neuberger Berman Group LLC(5)	1,687,982	6.4%
605 Third Avenue
New York, New York 10158
Mogens C. Bay	474,960	1.8%
Stephen R. Lewis, Jr.	22,422
Walter Scott, Jr.	129,194
Kenneth E. Stinson	79,194
Kaj den Daas	8,705
Glen A. Barton	21,136
Clark T. Randt, Jr.	2,811
Daniel P. Neary	13,194
J. B. Milliken(7)	0
Catherine James Paglia(7)	0
Terry J. McClain	75,147
Todd G. Atkinson	5,942
Mark Jaksich	52,809
Brian J. Desigio	5,331
All Executive Officers and Directors As Group (17 persons)	913,172	3.4%

(1)
Includes shares which the directors and executive officers have, or within 60 days of March 1, 2012 will have, the right to acquire through the exercise of stock options, as follows: 54,516 shares for Mr. Bay; 16,000 shares for Messrs. Scott and Stinson; 8,000 shares for Mr. Lewis; 4,000 shares for Messrs. Barton and Neary; 16,085 shares for Mr. McClain; 7,383 shares for Mr. Jaksich; 3,793 shares for Mr. Desigio; 3,043 shares for Mr. Atkinson; and 145,048 shares for all executive officers and directors as a group.

(2)
Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of common stock.

(3)
Based on a Schedule 13D filed with the Securities and Exchange Commission and amendments thereto and additional filings on Form 4. Three individuals, Timothy Daugherty, Mogens Bay and Kenneth Stinson, together direct the voting of the shares.

(4)
Based on a Schedule 13G filed by T. Rowe Price Associates with the Securities and Exchange Commission on February 13, 2012.

(5)
Based on a Schedule 13G filed by Neuberger Group LLC with the Securities and Exchange Commission on February 14, 2012.

(6)
Based on a Schedule 13G filed by Royce & Associates LLC with the Securities and Exchange Commission on January 24, 2012.

(7)
Mr. Milliken joined the board in December 2011 and Ms. Paglia joined the board in February 2012.

Corporate Governance

        Valmont is committed to having strong corporate governance principles. The board of directors believes such principles are essential to the effective operation of Valmont's businesses and to maintaining Valmont's integrity in the marketplace.

Overview

        The board of directors has adopted corporate governance principles which are set out in the "Investor Relations" section of the Company's website at www.valmont.com. The following corporate governance documents also appear on the Company's website and these documents and the Company's Corporate Governance Principles are available in print to any shareholder upon request to the Corporate Secretary:

  •
  Code of Business Conduct

  •
  Code of Ethics for Senior Officers

  •
  Audit Committee Charter

  •
  Human Resources Committee Charter

  •
  Governance and Nominating Committee Charter

  •
  International Committee Charter

  •
  Procedures for bringing concerns or complaints to the attention of the Audit Committee

        The board met five times over seven days during 2011. All directors attended at least 75% of all board meetings and all meetings of Committees on which the director served. Directors are encouraged to attend the annual shareholders' meeting and all Company directors attended the 2011 annual shareholders' meeting. The board of directors periodically reviews the Corporate Governance Principles and any changes are communicated to shareholders by posting them on the Company's website.

Board Leadership Structure and Risk Oversight

        The board's leadership structure consists of a Chairman and a Lead Director. The Chairman is also the Chief Executive Officer. The board believes this combined role promotes unified leadership and direction for the board and executive management and allows for a single clear focus for the chain of command to execute the Company's strategic initiatives and business plans. The board does not believe the combined role adversely affects the independence of the board. All board members have substantial business experience and all board members, with the exception of the Chief Executive Officer, are independent within the meaning of the Company's corporate governance principles and the NYSE Listing Standards. The Company's independent directors meet in executive session without management present at every board meeting. The Chief Executive Officer periodically updates the board on succession planning for key officers and the board reviews CEO succession planning in detail annually at its July meeting.

        The board has established the position of Lead Director. The position is filled by independent director Kenneth E. Stinson. The lead director presides at executive sessions of the independent directors, serves as a liaison between the Chairman and the independent directors, and has the ability to call meetings of the independent directors. Interested parties who wish to contact the board of directors or the lead director may communicate through the lead director by writing to: Lead Director of Valmont Board of Directors, Valmont Industries, Inc., One Valmont Plaza, Suite 601, Omaha, Nebraska, 68154-5215.

        The board has oversight responsibility for risks affecting the Company. The board has delegated risk oversight with respect to operational, compliance and financial matters to the Audit Committee and has delegated risk oversight with respect to compensation matters to the Human Resources Committee.

Governance Actions

        The board of directors and board committees have taken a number of corporate governance actions. The more significant actions include:

  •
  The board of directors has approved bylaws which adopt a majority voting system for the election of directors.

  •
  The board of directors has adopted director stock ownership guidelines. The guidelines provide that directors should own Valmont common stock with a value at least equal to five times the director's annual retainer. Directors have five years after joining the board to meet the guidelines.

  •
  The board of directors has adopted stock ownership and retention guidelines for senior management. The guidelines require an equity position having a value of six times base salary for the Chief Executive Officer, five times base salary for the Chief Financial Officer and four times base salary for corporate officers and group presidents. The officers are required to retain shares acquired upon the exercise of stock options and the vesting of restricted stock until the stock ownership guidelines have been attained and maintained. The Company also has an anti-hedging policy applicable to directors and officers.

  •
  The board of directors has adopted an executive compensation recoupment policy. The policy generally provides that if Valmont is required to restate its financial statements for a period after fiscal 2006, the board of directors may require reimbursement of all or any part of any cash or stock award granted in December 2007 or later based on an incentive plan that relates to the performance of Valmont, if the employee engaged in certain conduct which caused or contributed to the need for the restatement. The board of directors has the right to apply the recoupment policy in all cases to the Chief Executive Officer, Chief Financial Officer and Group President (if the conduct occurred in the Group) if an employee engaged in the designated conduct.

  •
  The Human Resources Committee has engaged Frederick W. Cook & Co. ("Cook") as its independent executive compensation consulting firm. The Company does not engage Cook for any services beyond their support of the Human Resources Committee.

  •
  The board of directors in December 2005 did not extend the term of the Company's expiring Shareholder Rights Plan, effectively terminating the Shareholder Rights Plan.

Board Independence

        The board of directors is composed of a majority of independent directors. The board has established independence standards for Valmont's directors. These standards are set forth below and are contained in the Company's Corporate Governance Principles and follow the director independence standards established by the New York Stock Exchange:

  •
  A director will not be independent if, within the preceding three years (1) the director was employed by Valmont or an immediate family member of the director was an executive officer of Valmont, (2) a Valmont executive officer was on the compensation committee of the board of directors of a company which employed the Valmont director as an executive officer or which employed an immediate family member of the director as an executive officer, or (3) the director or the director's immediate family member received more than $120,000 during any twelve-month period in direct compensation from Valmont (other than director and committee fees).

  •
  A director will not be independent if (1) the director is an executive officer or an employee, or the director's immediate family member is an executive officer, of another company and (2) the other company made payments to, or received payments from, Valmont for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of either (i) such other company's consolidated gross revenues or (ii) Valmont's consolidated gross revenues.

  •
  A director will not be independent if (1) the director or an immediate family member is a current partner of Valmont's independent auditor, (2) the director is an employee of Valmont's independent auditor, (3) the director has an immediate family member who is a current employee of Valmont's independent auditor who personally works on Valmont's audit, or (4) the director or an immediate family member was within the last three years a partner or employee of Valmont's independent auditor and personally worked on Valmont's audit within that time.

  •
  For relationships not covered by the foregoing standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who satisfy the above independence standards. The board's determination of each director's independence is disclosed annually in the Company's proxy statement.

  •
  Tax-exempt organizations to which Valmont makes contributions shall not be considered "companies" for purposes of these independence standards. However, Valmont will disclose in its annual proxy statement any such contribution which it makes to a tax-exempt organization in which a director serves as an employed executive officer if, within the preceding three years, contributions in any fiscal year exceeded the greater of $1,000,000 or 2% of such tax-exempt organization's consolidated gross revenues.

        The board has determined that all directors except Mr. Bay (the Company's Chief Executive Officer) have no material relationship with the Company and are independent within the meaning of the Company's Corporate Governance Principles and the NYSE listing standards. The directors determined that an aircraft interchange agreement and related agreements between the Company and Mutual of Omaha (an insurance and financial services company with in excess of $5 billion revenue), sales of products to a subsidiary of Peter Kiewit & Sons, Inc. (a construction company with in excess of $9 billion revenue), and purchases/sales with the University of Nebraska (a public university with an annual budget in excess of $2 billion) were in the ordinary course of business and immaterial.

Audit Committee

        The members of the Audit Committee during 2011 were directors Scott (Chairman), den Daas and Neary. Ms. Paglia became a member of the Committee following its February 2012 meeting. All members of the Audit Committee are independent within the meaning of the Company's Corporate Governance Principles and the listing standards of the NYSE. The board has determined that all members of the Audit Committee are qualified as audit committee financial experts within the meaning of SEC regulations. The Audit Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company's website. The report of the Audit Committee is included in this proxy statement.

        The Audit Committee met six times during 2011. The Audit Committee assists the board by reviewing the integrity of the financial statements of the Company; the qualifications, independence and performance of the Company's independent auditors and internal auditing department; and compliance by the Company with legal and regulatory requirements. The Audit Committee has sole authority to retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the Company's annual audited financial statements, quarterly financial statements, and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including critical accounting policies of the Company, significant changes in the Company's selection or application of accounting principles, and the Company's internal control processes. The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor. The Audit Committee has a written policy with respect to its review and approval or ratification of transactions between the Company and a director, executive officer or related person. The Audit Committee reviews and approves or disapproves any material related person transaction, i.e., a transaction in which the Company is a participant, the amount involved exceeds $120,000, and a director, executive officer or related person has a direct or indirect material interest. The Audit Committee reports to the board of directors any such material related person transaction that it approves or does not approve.

Human Resources Committee

        The current members of the Human Resources Committee are directors Barton (Chairman), Lewis, Stinson and Neary. All members of the Human Resources Committee are independent within the meaning of the Company's Corporate Governance Principles and the listing standards of the NYSE. The Human Resources Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company's website. The report of the Human Resources Committee is included in this proxy statement.

        The Human Resources Committee met three times during 2011. The Human Resources Committee assists the board in fulfilling its responsibilities relating to compensation of the Company's directors, executive officers and other selected employees. The Committee has responsibility for reviewing, evaluating and approving compensation plans, policies and programs for such persons. The Human Resources Committee annually reviews and approves corporate goals and objectives for the chief executive officer's compensation and evaluates the chief executive officer's performance in light of those goals and objectives. The Human Resources Committee, together with the other independent directors, determines the chief executive officer's compensation. The Committee also approves incentive compensation plans and equity based plans for executive officers and other selected employees. The Human Resources Committee has established stock ownership and retention guidelines for company officers, which are described in this proxy statement in Corporate Governance—Governance Actions. The board, upon recommendation of the Human Resources Committee, has established stock ownership guidelines for Company directors, which are described in this proxy statement in Corporate Governance—Governance Actions.

Governance and Nominating Committee

        The current members of the Governance and Nominating Committee are directors Lewis (Chairman), Barton and Randt. All members of the Governance and Nominating Committee are independent within the meaning of the Company's Corporate Governance Principles and the listing standards of the NYSE. The Governance and Nominating Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company's website.

        The Governance and Nominating Committee met three times during 2011. The Governance and Nominating Committee assists the board by (1) recommending to the board Corporate Governance Principles for the Company, and (2) identifying qualified candidates for membership on the board, proposing to the board a slate of directors for election by the shareholders at each annual meeting, and proposing to the board candidates to fill vacancies on the board. The Governance and Nominating Committee coordinates the annual self-evaluation by the directors of the board's performance and the CEO's performance and the annual performance evaluation by each committee of the board. The Governance and Nominating Committee oversees the Company's process for consideration of nominees to the Company's board of directors. The process is described in the Director Nomination Process.

International Committee

        The current members of the International Committee are directors den Daas (Chairman), Randt, Milliken and Bay. The International Committee acts under a written charter, approved by the Board of Directors, a copy of which is available on the Company's website.

        The International Committee met four times during 2011. The Committee (1) periodically reviews the business strategies and initiatives of the Company's international business units, (2) periodically reviews international government and financial issues that have a significant effect on the Company, and (3) acts as a sounding board for the Chief Executive Officer and the management team concerning business opportunities and risks, including economic, political and social trends, in international markets.

Director Nomination Process

        The Governance and Nominating Committee considers candidates for board membership suggested by its members and other board members, as well as management and shareholders. The Committee may also retain a third-party executive search firm to identify candidates from time to time. A shareholder who wishes to recommend a prospective nominee for board membership should notify the Company's Corporate Secretary in writing at least 120 days before the annual shareholder meeting at which directors are to be elected and include whatever support material the shareholder considers appropriate. The Governance and Nominating Committee will also consider nominations by a shareholder pursuant to the provisions of the Company's bylaws relating to shareholder nominations as described in Shareholder Proposals.

        The Governance and Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate once it has identified a prospective nominee. This initial determination is based on whatever information is provided to the Committee as well as other information available to or obtained by the Committee. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of the board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines that additional consideration is warranted, it may request a third-party search firm or other third parties to gather additional information about the prospective nominee.

        The Committee evaluates each prospective nominee in light of the standards and qualifications set out in the Company's Corporate Governance Principles, including:

  •
  Background, including demonstrated high standards of ethics and integrity, the ability to have sufficient time to effectively carry out the duties of a director, and the ability to represent all shareholders and not a particular interest group.

  •
  Board skill needs, taking into account the experience of current board members, the candidate's ability to work in a collaborative culture with other board members, and the candidate's qualifications as independent and qualifications to serve on the Audit Committee, Human Resources Committee, Governance and Nominating Committee and/or International Committee.

  •
  Diversity, including the extent to which the candidate reflects the composition of Company shareholders and other constituencies.

  •
  Business experience, which should reflect a broad experience at the policy-making level in business, government or education, both domestically and internationally.

        The Committee also considers such other relevant factors as it deems appropriate. In connection with the evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee interview prospective nominees in person or by telephone. After completing this evaluation process, the Committee makes a recommendation to the full board as to the persons who should be nominated by the board, and the board determines the nominees after considering the recommendations of the Committee. The board of directors has added two members since April 2011. J. B. Milliken became a member in December 2011 and Catherine James Paglia became a director in February 2012; both were recommended by non-management directors. The Committee assesses the effectiveness of its policies in determining nominees for director as part of its annual performance evaluation.

ITEM 1:    BOARD OF DIRECTORS AND ELECTION OF DIRECTORS

        The Company's board of directors is presently composed of ten members. The board is divided into three classes and each class serves for three years on a staggered term basis.

        Four directors have terms of office that expire at the 2012 annual meeting: Glen A. Barton, Daniel P. Neary, Kenneth E. Stinson and Catherine James Paglia. These four directors have been nominated by the board of directors, upon recommendation of the Governance and Nominating Committee, for re-election to three-year terms.

        The Company bylaws provide that directors are elected by the affirmative vote of a majority of the votes cast with respect to the director at the meeting, unless the number of nominees exceeds the number of directors to be elected (a contested election), in which case directors will be elected by the vote of a plurality of the shares present and entitled to vote at the meeting. If a nominee is not elected and the nominee is an incumbent director, the director is required to promptly tender his resignation to the board. The Governance and Nominating Committee will consider the tendered resignation and recommend to the board whether to accept or reject the resignation or whether other action should be taken. The board will act on the tendered resignation and publicly disclose its decision within 90 days from the certification of the election results. The director who tenders his resignation will not participate in the Committee's recommendation or the board action regarding whether to accept or reject the tendered resignation.

        The shares represented by the enclosed proxy will be voted for the election of the nominees named above. In the event any of such nominees becomes unavailable for election, the proxy holders will have discretionary authority to vote the proxies for a substitute. The board of directors has no reason to believe that any such nominee will be unavailable to serve.

        The following discussion provides information about the four nominees, and the six directors whose terms expire in 2013 and 2014, including ages, years of service, business experience, and service on other boards of directors within the past five years. Information is also provided concerning each person's specific experience, qualifications, attributes or skills that led the board to conclude that the person should serve as a director of the Company.

NOMINEES FOR ELECTION—Terms Expire 2015

        Glen A. Barton, age 72, was Chairman and Chief Executive Officer of Caterpillar, Inc. (manufacturer of construction and mining equipment, engines and gas turbines) from 1999 to January 2004. He is currently a director of Newmont Mining Corporation and previously served as a director of Inco Limited. Mr. Barton held numerous management positions with Caterpillar from 1961 to 2004, including responsibilities for operations in North America, South America, Latin America and Japan. Mr. Barton was formerly a global advisor to The Conference Board and formerly served as a director of the U.S.-Japan Business Counsel. Mr. Barton has a degree in civil engineering. His background in manufacturing and experience in international business is an asset for Valmont's board of directors. Mr. Barton has served as a director of the Company since October 2004.

        Daniel P. Neary, age 60, has been Chairman and Chief Executive Officer of Mutual of Omaha (full service and multi-line provider of insurance and financial services) since December 2004. Mutual of Omaha's revenues were in excess of $5 billion in 2011. He was previously President of the Group Insurance business unit of Mutual of Omaha. Mr. Neary's training as an actuary and knowledge of the financial services industry provides valuable background for board oversight of the Company's accounting matters. His experience in strategic development and risk assessment for the Mutual of Omaha insurance companies are well suited to membership on Valmont's board of directors. Mr. Neary has been a director of the Company since December 2005.

        Kenneth E. Stinson, age 69, has been Chairman of Peter Kiewit Sons', Inc. (construction and mining) since March 1998. He was Chief Executive Officer of Peter Kiewit Sons', Inc. from 1998 to 2004. He previously served as Chairman and CEO of Kiewit Construction Group, Inc. Peter Kiewit Sons', Inc. revenues were in excess of $9 billion in 2011. Mr. Stinson also serves as a director of ConAgra Foods, Inc. Mr. Stinson has a civil engineering degree and had management responsibility at Kiewit for the construction of highways, bridges, transit systems, power plants and refineries for commercial, industrial and governmental customers. His extensive experience in the United States infrastructure business aids the board's oversight of Valmont's engineered infrastructure products segment and utility support structures segment. Mr. Stinson has served as a director of the Company since December 1996.

        Catherine James Paglia, age 59, has been a director of Enterprise Asset Management, Inc., a New York based privately-held real estate and asset management company since September 1998. Ms. Paglia previously spent eight years as a managing director at Morgan Stanley, ten years as a managing director of Interlaken Capital, and served as chief financial officer of two public corporations. Ms. Paglia serves on the board of directors of the Columbia Funds and is a member of the board of trustees of the Carnegie Endowment for International Peace. Her extensive Wall Street experience and prior service as a chief financial officer of public companies provide an excellent background for membership on Valmont's Audit Committee. Ms. Paglia has served as a director of the Company since February 2012.

CONTINUING DIRECTORS—Terms Expires 2014

        Mogens C. Bay, age 63, has been Chairman and Chief Executive Officer of the Company since January 1997. He was president and Chief Executive Officer of the Company from August 1993 through December 1996. Mr. Bay currently serves as a director of ConAgra Foods, Inc. and Peter Kiewit Sons', Inc. Mr. Bay is the only Valmont officer who serves on the Company's board of directors.

Mr. Bay's 33 years of experience with Valmont provides an extensive knowledge of Valmont's operating companies and its lines of business, its long-term strategies and domestic and international growth opportunities. Mr. Bay has served as a director of the Company since October 1993.

        Walter Scott, Jr., age 80, has been Chairman of Level 3 Communications, Inc. (communications and information services) since March 1998. Mr. Scott previously served as Chairman of the Board and President of Peter Kiewit Sons', Inc. Mr. Scott is a director of Berkshire Hathaway, Inc. and MidAmerican Energy Holdings Company. He previously served as a director of Commonwealth Telephone Enterprises and Burlington Resources. Mr. Scott is a civil engineer with management experience of infrastructure construction operations at Kiewit. His extensive board experience provides a valuable resource of strategic and oversight input to the Valmont board of directors. He has served as a director of the Company since April 1981.

        Clark T. Randt, Jr., age 66, is currently President of Randt & Co. LLC (business consulting) and has lived and worked in Asia for more than thirty years. Ambassador Randt served as the United States Ambassador to the Peoples Republic of China from July 2001 to January 2009. He currently serves as a director of United Parcel Service, Inc. Ambassador Randt was formerly a partner with the international law firm of Shearman & Sterling in Hong Kong where he headed the firm's China practice. Ambassador Randt is a member of the New York bar association and was admitted to the Hong Kong bar association and has over 25 years of experience in cross-border corporate and finance transactions. He is a member of the Council on Foreign Relations. His international experience and knowledge of Asian business operations and experience with U.S. investment in China serves the Company well as it expands its operations in Asia. Ambassador Randt has served as a director of the Company since February 2009.

CONTINUING DIRECTORS—Terms Expire 2013

        Dr. Stephen R. Lewis, Jr., age 73, has been Chairman of Columbia Funds (a mutual fund group with $130 billion of assets under management) since January 2007. Mr. Lewis was president of Carleton College from 1987 to 2002, and has been President Emeritus and Professor Emeritus Economics at Carleton College since 2002. Mr. Lewis has lived and worked in Pakistan, Kenya and Botswana and has received honorary degrees from universities in Japan and Hong Kong. Mr. Lewis has more than thirty years' experience in Asia and Africa, primarily advising governments on economic policy and negotiations of foreign investment and financing agreements. Mr. Lewis is a member of the Council on Foreign Relations, the Dean's Advisory Council of the Hubert H. Humphrey Institute of Public Affairs, and Vice Chairman of the board of trustees of the Carnegie Endowment for International Peace. Mr. Lewis' international economic background provides a valuable source of input for Valmont as the Company grows throughout the world. Mr. Lewis has served as a director of the Company since October 2002.

        Kaj den Daas, age 62, retired in 2009 as Executive Vice President of Philips Lighting B.V. of the Netherlands (manufacturer of lighting fixtures and related components) and Chairman of its North American Lighting Operations. Mr. den Daas was responsible for oversight of the manufacturing, distribution, sales and marketing of Philips products in the United States, Canada and Mexico, with prior Philips experience in the Asia Pacific area. Mr. den Daas, a native of the Netherlands, has more than 30 years of international experience in the lighting industry. His extensive international business experience provides value to the Valmont board of directors. Mr. den Daas has been a director of the Company since October 2004.

        James B. Milliken, age 55, has been President of the University of Nebraska since August 2004. The University of Nebraska is a public university with an annual budget of over $2 billion. Mr. Milliken led the University of Nebraska education efforts in China, India, Brazil and other countries. Mr. Milliken has a law degree from New York University, has served on the American Council on Education's Blue Ribbon Panel on global engagement, the Council on Foreign Relations Higher Education Advisory Group, and chairs a national commission on Innovation, Competitiveness and Economic Prosperity. Mr. Milliken's experience in managing a large organization which has expanded internationally provides value to the Valmont board of directors as the Company grows internationally. Mr. Milliken has served as a director of the Company since December 2011.

Compensation Discussion and Analysis

        General.    The following compensation discussion and analysis provides information which the Human Resources Committee of the Board of Directors (the "Committee") believes is relevant to an assessment and understanding of Valmont's executive compensation programs. This discussion should be read in conjunction with these sections of the proxy statement: (1) the summary compensation table and related tables, (2) the Human Resources Committee information in the corporate governance section and (3) the 2011 compensation summary in the advisory vote on executive compensation section.

        Say-On-Pay Vote.    Valmont conducted its first advisory vote on executive compensation in April 2011. The resolution passed with 98.5% of the vote. Valmont's shareholders in April 2011 also cast 94.6% of their votes in favor of an annual say-on-pay vote. The board of directors and the Human Resources Committee considered these results in determining compensation policies and decisions for 2012, and determined to hold annual say-on-pay votes and, based on the significant level of shareholder support, to continue the current compensation objectives, strategies, processes and practices described below.

        Compensation Objectives and Strategies.    Valmont's executive compensation programs, policies and practices are approved by the Committee. The compensation programs apply to executive officers and to certain key employees who are not executive officers. The programs specifically apply to the executive officers listed in the summary compensation table (named executive officers). The Committee has established Valmont compensation objectives pursuant to which Valmont's compensation programs are designed to:

  •
  target total compensation amounts at competitive market levels to attract, retain, motivate and reward the performance of executive officers and other key employees;

  •
  direct management focus to the long-term growth of the Company, enhance shareholder value, and ensure that executive officers have significant ownership without increasing dilution over acceptable levels; and

  •
  pay for performance by providing performance based incentive plans measured against established targets, with no guaranteed minimum payment provisions, and with total awards above median market levels for exceeding performance targets.

        The Committee established compensation strategies designed to carry out the compensation objectives, including:

  •
  total compensation evaluated by position, on an annual basis, against like positions in companies of similar sales volume, according to data provided by outside compensation consultants; and

  •
  base pay, annual incentives and long-term incentives targeted at median market levels, with the opportunity for annual and long-term incentives at the 75th percentile or higher for significantly exceeding performance targets.

The Committee in December 2006 engaged Frederic W. Cook & Co., Inc. ("Cook") as the Committee's independent executive compensation consultant. Cook reports directly to the Committee and provides advice to the Committee on the structure and amounts of executive and director compensation. Cook provides no other services to the Company.

        Compensation Processes and Practices.    The Committee follows certain processes and practices in connection with the structure and implementation of executive compensation plans.

  •
  The elements of compensation, and total compensation, are reviewed against general industry survey data and a peer group developed by Cook and approved by the Committee. The Committee uses the survey data and peer group information to assess the competitiveness of compensation levels and pay mix for the CEO, CFO and other executives.

  •
  The Committee used as its primary benchmark a general industry Hewitt Survey of 114 companies which Cook adjusted to provide representative compensation levels for companies within a range of Valmont's annual revenues. The adjusted revenue size range of the companies in the Hewitt Survey was approximately $2.1 billion. Valmont's 2010 revenues were approximately $2.0 billion and 2011 revenues were approximately $2.64 billion. The competitive medians referenced below for base salary, annual incentives and long-term incentives are the competitive medians based on the Hewitt Survey data.

  •
  The Committee also used a peer group developed by Cook in 2008 as a supplemental benchmark of CEO and CFO pay levels. Cook advised that, due to differences in the jobs the individuals reported in the proxies of the peer group companies, consistent and reliable comparable compensation information was available only for the CEO and CFO. The peer group for 2011 consisted of the following thirteen companies:

Barnes Group	Hubbell
Crane	IDEX	TORO
FlowServe	Lindsay	Trinity Industries
Gardner Denver	Mueller Water	Watts Water
Harsco	Thomas & Betts
  •
  The Company's revenues approximated the 75th percentile of the peer group and the Company's market cap was between the peer median and the peer 75th percentile.

  •
  The Committee, on recommendation of Cook, made changes to the peer group for periods beginning in 2012. Lindsay and Mueller Water Products were removed from the peer group based on their smaller market caps, and the following four companies were added to the peer group: Carlisle Corporation, Pall Corporation, Pentair and SPX Corporation, which companies were nearer to the Company on the basis of revenue and market cap. The resulting peer group consists of fifteen companies, with median revenue of $2.55 billion and median market cap of $2.54 billion. Valmont's revenues for 2011 were approximately $2.64 billion and its market cap at year-end 2011 was approximately $2.4 billion.

  •
  The Committee also reviews a tally sheet with respect to the total compensation of each named executive officer and each group president. The Committee utilizes tally sheets as a reference point in order to ensure that the Committee has a comprehensive picture of the compensation paid and payable to each executive officer. The Committee uses market data provided by its independent compensation consultant as the primary factor in executive compensation decisions and the tally sheets are not determinative with respect to any particular element of compensation.

  •
  The compensation programs provide for both cash and equity elements. Base salary and annual incentives are paid in cash. Long-term incentives comprised of performance shares are paid in cash for executives who have met their stock ownership guidelines, and are paid 50% in cash and 50% in equity for other executives. Stock options are settled in equity.

  •
  The Committee determines the mix of cash and equity compensation. The Committee has no pre-established policy for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The Committee reviews information provided by compensation consultants to determine the appropriate level and mix of incentive compensation. The Committee believes that a majority of an executive's overall compensation should be incentive-based and that each executive who has not attained applicable stock ownership guidelines should receive at least 50% of long-term compensation in equity.

  •
  The structure of all incentive compensation plans is reviewed periodically to assure their linkage to the current objectives and strategies and performance goals.

  •
  The Committee's policy is to establish base salary, annual incentives and long-term incentives with targets at the competitive median level and potential payouts of incentives up to 200% of target for executive officers who significantly exceed performance targets. The annual incentives and long-term incentives are established for each executive officer by using a percentage of base salary that approximates the competitive target median for the executive. There are no material differences in compensation policies with respect to individual executive officers.

  •
  The Company's programs have been designed so that compensation paid to executive officers will be deductible under the Internal Revenue Code's compensation limits for deductibility, although the Committee may from time to time make restricted stock awards or discretionary cash awards in excess of the deductibility limits to recognize exceptional performance in a particular year. Executive compensation generally produces ordinary income to the executive and a corresponding tax deduction for Valmont, except for amounts deferred under Valmont's qualified and related nonqualified plan, amounts subject to future vesting, and amounts related to stock awards which are subject to special accounting and tax provisions.

        Elements of Compensation.    Valmont's executive compensation is based on four components, each of which is intended to support the overall compensation philosophy.

  •
  The four components are base salary, annual incentives, long-term performance incentives, and equity incentives. For 2011, base salary accounted for approximately 20% of the total compensation of the named executive officers and incentive compensation accounted for approximately 80% of such total compensation.

  •
  Valmont's executive officers do not have employment agreements.

  •
  Valmont's executive officers do not have agreements providing for special payments in the event of a termination of employment or a change-of-control of Valmont. Valmont's equity incentive plans do provide for accelerated vesting of non-vested amounts in the event of a change-of-control. See Potential Payments Upon Termination or Change-in-Control.

  •
  Valmont does not have a pension plan. Valmont's executive officers do participate in its 401(k) Plan and also participate in the related non-qualified supplemental benefit plan.

  •
  Valmont does not maintain a perquisite program for its executive officers. Amounts relating to the Chief Executive Officer's use of Company aircraft for personal travel are included in the summary compensation table.

  •
  Valmont has an executive compensation recoupment policy described on page 5.

        Base Salary.    Base salary is targeted at the competitive median level. Competitive median levels are provided by Cook based on the primary benchmark survey prepared by Hewitt. Base salary is intended to compensate the executive for satisfying the requirements of the position. Salaries for executive officers and other key employees are reviewed by the Committee on an annual basis and may be changed based on the individual's performance or a change in competitive pay levels in the marketplace.

        The Committee reviews with the Chief Executive Officer an annual salary plan for the Company's executive officers and other key employees (other than the Chief Executive Officer). The annual salary plan is developed by the Company's Human Resources staff, under the ultimate direction of the Chief Executive Officer, and is based on national surveys of companies with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. The salary plan is modified as deemed appropriate and approved by the Committee. The Committee reviews and establishes the base salary of the Chief Executive Officer based on competitive compensation data provided by Cook and the Committee's assessment of his past performance, his leadership in establishing performance standards in the conduct of the Company's business, and its expectation as to his future contribution in directing the long-term success of the Company and its businesses.

        The Committee set the Chief Executive Officer's base salary at $880,000 for 2011. The Committee continued the Company's combined matching contribution under the Valmont Employees Retirement Savings Plan (a 401(k) plan) and related Restoration Plan (a non-qualified plan in place since 2002 designed to restore benefits otherwise limited by IRS regulations). The contribution is 15% of covered compensation (salary, bonus and cash incentives) for Mr. Bay and Mr. McClain and 4.5% for other executive officers. The Committee set the contribution percentage for the top two executive officers at a higher rate due to the need to retain their critical services and the absence of any pension plan. The Company's contributions to such plans for 2011 compensation for the named executive officers (which matched the amounts contributed by such executive officers) are set forth in the Non-Qualified Deferred Compensation table.

        Based on the factors described above, the Committee made changes to the base salaries of the named executive officers for 2012 to bring them more in line with competitive medians. The base salaries for 2012 are as follows: Mr. Bay, $980,000; Mr. McClain, $493,933; Mr. Atkinson, $412,000; Mr. Desigio, $277,858; and Mr. Jaksich, $281,042. For 2012, base salaries of Messrs. Bay, McClain, Atkinson, Desigio and Jaksich were 105%, 105%, 107%, 117% and 105% of the competitive median level.

        Annual Incentives.    The Company's short-term incentives are paid pursuant to programs established under the shareholder approved Executive Incentive Plan. The Committee believes that the annual incentive of officers should be based on optimizing profits. Accordingly, the programs provide for target performance levels based on the Company's earnings per share performance for executive officers, and on the respective business unit's operating income for business unit senior officers; the business unit plans included a gross working capital modifier to promote effective use of the Company's capital. Annual incentives are targeted at the competitive median level. Competitive median levels are provided by Cook based on the primary benchmark survey prepared by Hewitt. For 2011, each named executive officer's annual incentive opportunity ranged from 0% to 200% of the median targeted incentive, depending on the level of achievement of the Company's earnings per share performance goals. The annual incentive targets for Messrs. Bay, McClain, Atkinson, Desigio and Jaksich were 110%, 87%, 104%, 129% and 93% of the competitive median level. For executive officers' 2011 annual incentives, a target incentive was established ranging from 30% to 110% of base salary, and performance goals were set based on earnings per share performance; the percentage of base salary for the named executive officers was: Mr. Bay 110%; Messrs. McClain and Atkinson 60%; Messrs. Desigio and Jaksich 40%. A minimum threshold level of earnings per share had to be attained before any incentive was earned by an executive officer. Payout under the plan to any executive officer was capped at two times the target incentive and three times the target incentive for the group presidents. Participants, thresholds and specific performance levels are established by the Committee at the beginning of each fiscal year. The Committee may in addition award discretionary non-incentive based bonuses to an executive officer to recognize exceptional performance in a particular year; no discretionary awards were made to named executive officers with respect to performance in 2011.

        The Committee approved participation, including executive officers, in the short-term incentive program for 2011. The threshold earnings per share performance for executive officers was set at earnings per share of $4.19 (2010 earnings per share of $3.57 increased by non-recurring expenses in connection with the Delta acquisition of $.62), the target annual incentive (the amount of which for each executive officer was based on the competitive median pursuant to the primary benchmark survey provided by Cook) was set at $5.10, with a two times target incentive (the amount of which represented a capped payout potential based on the Committee's view of earning per share which would significantly exceed target) set at $6.00. Based on the $6.10 (2011 earnings per share of $8.60 reduced by non-recurring benefits, primarily the Delta-related tax benefits of $2.49) earnings per share performance levels achieved during 2011, short-term incentive payouts were made to named executive officers as follows: Mr. Bay, $1,936,000; Mr. McClain, $529,214; Mr. Atkinson, $480,000; Mr. Desigio, $215,600; and Mr. Jaksich, $200,744. In February 2012, the Committee selected the participants and established the performance goals for the 2012 annual incentive program; the performance goals for named executive officers in 2012 are again based on earnings per share performance.

        Long-Term Performance Incentives.    Long-term performance incentives for senior management employees are provided in two ways; through long-term performance share programs established under the shareholder approved Executive Incentive Plan, and through equity awards under the shareholder approved Stock Plans. Both long-term performance incentive programs (long-term performance share plan and equity awards) are targeted at competitive median levels. Competitive median levels are provided by Cook based on the primary benchmark survey prepared by Hewitt. For the three-year award cycle ended in 2011, each named executive officer's long-term incentive opportunity ranged from 0% to 200% of the median targeted incentive, depending on the level of achievement of the Company's performance goals. The long-term incentive targets (including both performance shares and options) for Messrs. Bay, McClain, Atkinson, Desigio and Jaksich were 92%, 84%, 118%, 121% and 99% of the competitive median level.

        The current long-term performance share programs operate on three-year award cycles. The Committee selects participants, establishes target awards, and determines a performance matrix. The Committee designed the matrix for the award cycle ending in 2011 to encourage both the effective use of the Company's capital and the growth of its earnings, and consequently the matrix was based on average return on invested capital or "ROIC" and cumulative compound operating income growth or "OIG", weighted 60% ROIC and 40% OIG, at the beginning of each award cycle. ROIC of less than 8.0% coupled with OIG of less than 6% resulted in no incentive payment. ROIC of 9.5% coupled with OIG of 10% generated a target incentive payment (based on the competitive median established by Cook's primary benchmark survey). ROIC of 13% coupled with OIG of 17% generated a two times target incentive payment (based on the Committee's judgment as to performance substantially exceeding the target levels). Targets for the 2009-2011 award cycle were established based on a predetermined percentage ranging from 25% to 120% of base salary, which amount is converted to performance shares valued at the Company's stock price at the beginning of the performance period (which for the 2009-2011 performance period was a thirty-day average of $52.68). The percentages of base salary for the named executive officers was: Mr. Bay, 120%; Messrs. McClain and Atkinson, 70%; Mr. Jaksich, 30% and Mr. Desigio, 25%. The performance matrix provides for the performance shares to be increased or decreased in number based on greater or lesser levels of performance. Earned performance shares are then valued at the Company's stock price at the end of the performance period (the thirty-day average prior to fiscal year end); consequently, payouts may be higher or lower based on the Company's stock price performance during the award cycle. Performance incentives are generally forfeited if a participant leaves the Company before the end of the performance cycle. Prorated awards may be earned based on performance results in the event of death, disability, normal retirement, termination of employment without cause, or a change in control. Earned performance shares are capped at two times the target number of performance shares. The Committee approves the number of performance shares to be paid following a review of results at the end of each performance cycle. Awards may be paid in cash or in shares of common stock or any combination of cash and stock; participants who have not attained applicable stock ownership guidelines receive 50% of the award in common stock.

        The Committee in February 2009 selected the participants, including executive officers, for participation in the award cycle ending in 2011. Based on the above described ROIC and OIG performance goals established by the Committee, the Company's three-year average ROIC and three-year cumulative compound operating income growth for the three-year period ended in 2011 were below threshold levels, and consequently no long-term incentive payments were earned by the named executive officers for the three-year award cycle ended in 2011. The Company's above-target performance in 2009 and 2011 was more than offset by the below-target performance of 2010. In February 2011, the Committee selected the participants and established the performance goals for the 2011-2013 award cycle; the performance goals for the cycle ending in 2013 are again based on a combination of growth in operating income and return on invested capital, with targets established based on a percentage of base salary ranging from 25% to 150% and performance targets established at 9.5% ROIC and 10% OIG. The weighting of performance factors for the 2011-2013 award cycle is 40% ROIC and 60% OIG as the Committee determined to place greater emphasis on growth. In February 2012, the Committee selected the participants and establised the performance goals for the 2012-2014 long-term performance share program; the performance goals for named executive officers are again based on ROIC and OIG performance.

        Stock Incentives and Ownership Guidelines.    The board of directors, upon recommendation of the Committee, has established stock ownership and retention guidelines for senior management. The guidelines require an equity position having a value of six times base salary for the Chief Executive Officer, five times base salary for the Chief Financial Officer and four times base salary for corporate officers and group presidents. The individuals are expected to achieve the targeted equity positions within three to five years. The officers are required to retain shares acquired upon the exercise of stock options and the vesting of restricted stock until the stock ownership guidelines have been attained and maintained. The Chief Executive Officer, Chief Financial Officer and the other named executive officers currently meet these targets, except for Mr. Atkinson, who became an executive officer in 2011 and Mr. Desigio who became an executive officer in 2008. The Company also has an anti-hedging policy applicable to directors and officers.

        Long-term stock incentives are provided through grants of stock options and restricted stock to executive officers and other key employees pursuant to the shareholder approved 2002 and 2008 Stock Plans. The stock component of compensation is intended to retain and motivate employees to improve long-term shareholder value. Such grants for executive officers were in 2009, 2010 and 2011 made at the regularly scheduled Committee meeting in December of each year. Stock options are granted at the market value on the date of grant and have value only if the Company's stock price increases. Stock options granted during 2011 vest beginning on the first anniversary of the grant in equal amounts over three years and expire seven years after the date of grant. Employees must be employed by the Company at the time of vesting in order to exercise the options. Options also vest on death, disability and change-of-control; if an employee retires on or after age 62, options continue to vest for three years.

        The Committee establishes the number and terms of the options granted under the stock plans. The Committee established the terms and provisions of stock options based on industry standards as provided to the Committee by its independent compensation consultant. The Committee established the number of options to each executive officer so that the aggregate long-term incentive compensation would be targeted at competitive median levels. The value used in determining the number of stock options granted to each executive officer was computed in accordance with FASB Accounting Standards Codification Topic 718, which is described in footnote 10 to the Company's consolidated financial statements. The Committee encourages executives to build a substantial ownership investment in the Company's common stock. The table on page 3 reflects the ownership position of the directors and executive officers at March 1, 2012. Outstanding performance by an individual executive officer is recognized through larger option grants. The Committee, in determining grants of stock options under the stock plans, also reviews and considers the executive's history of retaining shares previously obtained through the exercise of prior options. In December 2011, stock options were granted to the named executive officers with a fair market value of a percentage of base salary: Mr. Bay, 150%; Messrs. McClain and Atkinson, 70%; Messrs. Desigio and Jaksich, 35%. The amounts were established so that aggregate long-term incentive compensation would be targeted at competitive median levels. Competitive median levels are provided by Cook based on the primary benchmark survey prepared by Hewitt.

        The Committee granted options for an aggregate of 198,462 shares to 138 employees in December 2011, including options to named executive officers as described below. In addition, the Committee granted in December 2011 restricted stock units for an aggregate of 17,144 shares to 57 international employees and restricted stock for an aggregate of 19,625 shares (all with three-year cliff vesting) to 138 non-executive employees. The Company currently has outstanding an aggregate 3,703 restricted shares to executive officers and division presidents (including Mr. Atkinson's restricted shares described below), all of which have three-year or five-year cliff vesting.

        The Committee determined in December 2007 that the equity grants to executive officers should be primarily in options in order that the awards be performance based. In December 2011, the Committee granted 57,687 stock options to Mr. Bay, 13,491 to Mr. McClain, 12,236 to Mr. Atkinson, 4,122 to Mr. Desigio and 3,838 to Mr. Jaksich. The option grants vest in equal installments over three years. The Committee determined that such grants were appropriate long-term incentives, based on market data and the Committee's review of each executive's performance.

        In addition to the grants in December 2011, the Committee made a grant in February 2011 of 9,128 stock options (vesting in installments over three years) and 2,539 restricted shares (with three-year cliff vesting) to Mr. Atkinson. Mr. Atkinson was an executive of Delta (acquired by the Company in May 2010) who relocated from London to Omaha; the grant was intended to replace certain payments from Delta, with a value approximately equal to the stock options and restricted shares, which payments Mr. Atkinson would have received had his employment with Delta terminated following the acquisition.

        The Committee has stated its belief that the programs described above provide compensation that is competitive with comparable companies, link executive and shareholder interests and provide the basis for the Company to attract and retain qualified executives. The Committee has indicated that it will continue to monitor the relationship among executive compensation, the Company's performance and shareholder value.

Compensation Risk Assessment

        The Human Resources Committee in February 2012, with its independent compensation consultant, conducted a risk assessment of the Company's compensation programs. The Committee believes the programs are designed to promote long-term value creation and do not motivate imprudent risk taking. The Company sets performance goals that are reasonable in light of past performance and market conditions. The annual and long-term incentive plans for executives and senior management use an aggregate of three or more company-wide performance metrics which provide for sliding scale incentives rather than an all-or-nothing approach; all such incentives have thresholds before they are paid and all are capped. The long-term incentives, consisting of performance shares and options, have a three-year performance period or vesting period and consequently the value to executives varies with the Company's stock price over the period. The Company has a stock retention policy which requires retention of equity awards until stock ownership guidelines are met. The Company also has an executive clawback policy in the event of financial restatements due to fraud.

Human Resources Committee Report

        The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

HUMAN RESOURCES COMMITTEE Glen A. Barton, Chairman Stephen R. Lewis, Jr. Daniel P. Neary Kenneth E. Stinson

 Executive Compensation

Summary Compensation Table

	Year	Salary ($)		Bonus ($)	Stock awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)	Change in pension value and non-qualified deferred compensation earnings ($)(3)	All other compensation ($)(4)	Total ($)
Mogens C. Bay	2011	880,000		0	1,320,000	1,322,763	1,936,000	0	534,800	5,993,563
Chairman and Chief	2010	880,000		0	1,056,000	1,056,169	0	0	460,118	3,452,287
Executive Officer	2009	880,000		0	1,056,000	1,042,802	1,689,600	0	815,358	5,483,760
Terry J. McClain	2011	439,185		0	308,708	309,349	529,214	0	145,260	1,731,716
Sr. Vice President and Chief	2010	429,021		0	300,300	300,335	0	0	126,007	1,155,663
Financial Officer	2009	429,021		0	300,300	296,571	494,208	0	220,691	1,740,791
Todd G. Atkinson(5)	2011	475,637	(6)	0	848,536	560,527	480,000	213,222	83,766	2,661,688
Executive Vice President
Brian J. Desigio	2011	265,731		0	94,325	94,517	215,600	0	7,054	677,227
VP, Corporate Development	2010	245,000		100,000	61,250	61,249	0	0	11,861	479,360
	2009	245,000		0	61,250	60,486	188,160	0	78,644	633,540
Mark C. Jaksich	2011	250,930		0	87,826	88,005	200,744	0	20,325	647,830
Vice President and	2010	230,004		50,000	69,000	68,988	0	0	15,312	433,304
Corporate Controller	2009	230,004		0	69,000	68,148	176,640	0	34,563	578,355

(1)
Stock awards consist of the grant date fair value (based on the target award amount) of the performance shares which can be earned by each of the above-named executives under the long-term incentive program with respect to grants in each fiscal year. See Compensation Discussion and Analysis for a description of these awards. The maximum award value, if earned (exclusive of increases in performance share value based on increases in the Company's stock price), would be two times the amounts shown in this column for the performance shares. Stock awards for Mr. Atkinson also include (1) $279,950 of grant date fair value of 2,539 restricted shares awarded in February 2011 and (2) a February 2011 grant of a pro rata participation in the 2010 - 2012 long-term incentive plan.

(2)
Option awards reflects the aggregate grant date fair value of stock options computed in accordance with FASB Accounting Standards Codification Topic 718. See footnote 10 to the Company's consolidated financial statements for the assumptions used in the valuation of these awards. Options awards for Mr. Atkinson also include $279,950 of grant date value of 9,128 stock options awarded in February 2011.

(3)
The Company does not have a pension plan. Delta is the sponsor of a defined benefit pension plan ("Delta Pension Plan") for former Delta employees in the United Kingdom which provides benefits with reference to base salary paid by Delta. Mr. Atkinson no longer receives a base salary from Delta. This column represents the increase in the present value of Mr. Atkinson's pension benefits in fiscal 2011 from the Delta Pension Plan. The Delta Pension Plan has no active employees as members.

(4)
All Other Compensation reflects amounts contributed by Valmont to its 401(k) plan and related supplemental benefit plan, which matches the amounts contributed in 2011 by executive officers in accordance with plan provisions; such contributions are 4.5% of the executive officer's salary, bonus and incentives that are paid in cash (15% for Messrs. Bay and McClain); includes $112,400 with respect to Mr. Bay's personal use of Company aircraft in 2011, based on the Company's variable operating costs. Contributions to the supplemental benefit plan are based on cash compensation, a majority of which is performance based and variable. This column also includes a relocation benefit of $34,480 in 2011 with respect to Mr. Atkinson and $19,309 of personal benefits provided to Mr. Atkinson by Delta prior to July 2011 for car and healthcare in the United Kingdom.

(5)
Mr. Atkinson became an executive officer in April 2011 and fully transitioned from the Delta / United Kingdom payroll to the Valmont / United States payroll on July 1, 2011. A portion of Mr. Atkinson's Stock Awards and Option Awards grant with an approximate value of $559,506 was intended to replace certain payments from Delta, which payments Mr. Atkinson would have received had his employment with Delta terminated following the acquisition.

(6)
The column includes $289,482 of salary for Mr. Atkinson received by him prior to July 2011 while employed by Delta, which was acquired by the Company in May 2010. Mr. Atkinson's base salary from the Company beginning July 2011 was $400,000.

 Grants of
Plan-based Awards for Fiscal 2011

								All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares)					Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards($)(2)
	Grant Date
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Mogens C. Bay	2/21/2011	0	968,000	1,936,000	7,917	15,833	31,666
	12/12/2011							0	57,687	83.94	1,322,763
Terry J. McClain	2/21/2011	0	264,607	529,214	1,852	3,703	7,406
	12/12/2011							0	13,491	83.94	309,349
Todd G. Atkinson	2/21/2011	0	240,000	480,000	1,680	3,359	6,718	2,539	9,128	110.26	559,906
	2/21/2011				1,529	3,059	6,118
	12/12/2011							0	12,236	83.94	280,571
Brian J. Desigio	2/21/2011	0	107,800	215,600	567	1,131	2,262
	12/12/2011							0	4,122	83.94	94,517
Mark C. Jaksich	2/21/2011	0	100,372	200,744	527	1,053	2,106
	12/12/2011							0	3,838	83.94	88,005

(1)
Non-equity incentive awards were made with respect to the Company's 2011 annual incentive plan. Equity incentive plan awards represent performance shares under the Company's 2011-2013 long-term incentive plan and Mr. Atkinson's pro rata participation in the 2010 - 2012 plan. See Compensation Discussion and Analysis for a description of each plan. Mr. Atkinson received a grant on February 21, 2011 of 9,128 stock options and 2,539 restricted shares in connection with his employment by Valmont. Performance shares and option awards are made under the stockholder-approved 2008 Stock Plan.

(2)
See footnote 10 to the Company's consolidated financial statements for the assumptions used in valuing these awards.

 Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Mogens C. Bay	25,033	0	0	57.46	12/14/2015			15,833	1,437,478
	14,654	14,654		80.83	12/13/2016			13,397	1,216,314
	14,829	29,660		85.32	12/12/2017
	0	57,687		83.94	12/13/2018
Terry J. McClain	7,700	0	0	57.46	12/14/2015			3,703	336,195
	4,167	4,168		80.83	12/13/2016			3,810	345,910
	4,217	8,434		85.32	12/12/2017
	0	13,491		83.94	12/13/2018
Todd G. Atkinson	0	9,128	0	110.26	2/21/2018	2,539	230,516	3,359	304,964
	0	12,236		83.94	12/13/2018			3,059	277,727
Brian J. Desigio	1,233	0	0	57.46	12/14/2015	453	49,948	1,131	102,683
	1,700	850		80.83	12/13/2016			777	70,544
	860	1,720		85.32	12/12/2017
	0	7,700		99.13	4/26/2015
	0	4,122		83.94	12/12/2018
Mark C. Jaksich	4,500	0	0	57.46	12/14/2015			1,053	95,602
	1,915	2,873		80.83	12/13/2016			875	79,441
	968	2,906		85.32	12/13/2017
	0	3,838		83.94	12/12/2018

(1)
The options for these individuals that expire on December 14, 2015 vested in equal amounts on December 14, 2009, December 14, 2010 and December 14, 2011. The options for these individuals that expire on December 13, 2016 vested or vest in equal amounts on December 13, 2010, December 13, 2011 and December 13, 2012. The options for these individuals that expire on December 12, 2017 vested or vest in equal amounts on December 12, 2011, December 12, 2012 and December 12, 2013. The options for these individuals that expire on December 12, 2018 vest in equal amounts on December 12, 2012, December 12, 2013 and December 12, 2014. The stock options granted to Mr. Desigio that expire on April 26, 2015 vest on April 27, 2013. The stock options granted to Mr. Atkinson that expire on February 21, 2018 vested or vest in equal installments beginning February 21, 2012, February 12, 2013 and February 12, 2014.

(2)
The restricted shares vest for Mr. Atkinson and Mr. Desigio on February 21, 2014. Dividends are paid on restricted shares.

(3)
Number shown is based on the target number of performance shares which can be earned under the long-term incentive plan for the three-year period ending in 2013 and the target number of performance shares under the long-term incentive plan for the three-year period ending in 2012. See Compensation Discussion and Analysis for a description of the provisions of the long-term incentive plan.

(4)
Based on the target number of performance shares at the closing market price at the end of the 2011 fiscal year ($90.79 per share).

 Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise ($)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mogens C. Bay	43,400	1,037,911	33,333	2,586,307
	50,067	2,662,313	33,333	2,586,307
	14,654	436,762	37,000	2,870,830
			18,870	1,464,123
			10,000	775,900
Terry J. McClain	11,200	267,848	0	0
	15,400	818,895	0	0
	4,167	124,197	0	0
Todd G. Atkinson	0	0	0	0
Brian J. Desigio	2,467	109,029	485	53,658
Mark C. Jaksich	1,860	96,515	0	0

(1)
Difference between the exercise price of the options and the market price on date of exercise.

(2)
Based on the market price on the date of vesting.

Delta Pension Benefits 2011

        Mr. Atkinson was a participant in Delta's defined benefit pension plan ("Delta Pension Plan") during his employment by Delta in the United Kingdom prior to July 2011. The Delta Pension Plan provides defined benefit retirement income to eligible Delta employees in the United Kingdom. The Delta Pension Plan no longer has any active employees as members. Mr. Atkinson's retirement benefits are 3.33% of final pensionable salary per year of service, subject to a maximum of 20 years of service, upon retirement at the normal retirement age (age 60). For the purposes of the above calculation, final pensionable salary is capped at the level of the UK notional earnings cap (which was $199,908 on the date Mr. Atkinson ceased active participation in the Delta Pension Plan). The Delta Pension Plan also makes provision for spouse and dependent pensions, and for payments upon death or ill health. All plan benefits are subject to the United Kingdom's HM Revenue & Custom limits and allowances, and Mr. Atkinson may begin receiving benefits at age 55 with the consent of the plan trustee.

        As of December 31, 2011, Mr. Atkinson had 10.83 years of credited service under the Delta Pension Plan, and the present value of his accumulated benefit was $1,374,806, assuming that he will exchange 25% of his pension benefit for a lump sum cash payment upon retirement, and that he begins to receive benefits at normal retirement age under the plan (age 60). The valuation methodology and the other material assumptions in quantifying the present value of the accumulated benefit are presented in footnote 16 to the financial statements included in the Company's Form 10-K for the fiscal year ended December 31, 2011, which is the pension plan measurement date used for financial reporting purposes.

 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)(4)
Mogens C. Bay	404,800	411,375	(112,205)	0	5,361,691
Terry J. McClain	242,100	134,235	(56,466)	0	2,346,883
Todd G. Atkinson	84,462	18,952	127	0	103,541
Brian J. Desigio	0	0	(39)	0	817
Mark C. Jaksich	70,260	9,300	(18,111)	0	1,030,093

(1)
Executive officer contributions are included in the executive compensation amounts reflected in the Summary Compensation Table as part of Salary, Bonus and Non-equity Incentive Plan Compensation; such contributions include deferrals to the nonqualified deferred compensation plan but not amounts contributed to the qualified 401k plan.

(2)
Company contributions match executive contributions to the 401(k) and related nonqualified deferred compensation plans with respect to compensation and are included in the Summary Compensation Table under All Other Compensation. Valmont contributions are 4.5% of the executive officer's salary, bonus and cash incentives (15% for Messrs. Bay and McClain).

(3)
The aggregate balance includes amounts contributed after the fiscal year end with respect to fiscal 2011 compensation.

(4)
The Company does not have a pension plan or other defined benefit plan. The Company's nonqualified deferred compensation plan is offered to allow certain Company employees who, due to compensation and contribution ceilings established under the Internal Revenue Service regulations, are limited in making contributions to the Company's 401(k) plan. This plan is fully funded and the related assets in the plan are reported on the Company's balance sheet and are subject to creditor claims in event of the Company's bankruptcy. The vesting provisions follow that of the Company's 401(k) plan. Compensation that is eligible for deferral by the executive includes salary, bonus and cash incentives, and the executive may defer any percentage of eligible compensation. Investment values and related earnings are based on quoted market prices of the investments held by the plan. Investment alternatives under the plan are selected by each executive and may be changed based on the rules set forth by each investment fund selected by the employee. Distribution payments are made upon some specified period after separation from service in accordance with Section 409A of the Internal Revenue Code. The methods of distribution include single lump sum cash payment or annual installments for 2-10 years. In-service withdrawals are allowed in compliance with Section 409A of the Code.

 Director Compensation

Name	Fees Earned or paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Walter Scott, Jr.	97,500	119,903	0	0	0	0	217,403
Kenneth E. Stinson	118,500	119,903	0	0	0	0	238,403
Stephen R. Lewis, Jr.	99,500	119,903	0	0	0	0	219,403
Glen A. Barton	89,500	119,903	0	0	0	0	209,403
Kaj den Daas	105,500	119,903	0	0	0	0	225,403
Daniel P. Neary	93,500	119,903	0	0	0	0	213,403
Clark T. Randt	91,500	119,903	0	0	0	0	211,403
J. B. Milliken(3)	7,919	0	0	0	0	0	7,919

(1)
Non-employee directors in 2010 received (1) an annual retainer of $65,000, (2) $2,500 for each board meeting attended ($1,000 if the participation was via teleconference), and (3) $2,000 for each committee meeting attended. The lead director received an additional $35,000 for the year and each committee chairman received an additional $10,000 for the year. Director Scott has elected to receive his cash fees in the form of deferred compensation which accrues interest indexed to U.S. government bonds compounded monthly. Non-employee directors also received a grant of restricted stock units with a value of $120,000 (based on the closing market price of the Company's common stock on the date of the Company's annual shareholders' meeting). The equity grants are made annually on the date of and following completion of the Company's annual shareholders' meeting. The restricted stock units vest on the first anniversary of the grant date (subject to deferral by the director).

(2)
Directors received stock and option grants in years prior to 2009. Outstanding restricted stock grants, restricted stock units and options for each director as of December 31, 2011 were as follows:

Name	Restricted Stock/ Restricted Stock Units	Options
Walter Scott, Jr.	41,194	20,000
Kenneth E. Stinson	27,194	20,000
Stephen R. Lewis, Jr.	14,422	8,000
Glen A. Barton	1,194	4,000
Kaj den Daas	8,705	0
Daniel P. Neary	9,194	4,000
Clark T. Randt	2,811	0
J. B. Milliken	0	0
(3)
Mr. Milliken joined the board on December 13, 2011.

Equity Compensation Plan Information

        The following table provides information about the Company's common stock that may be issued upon exercise of options, warrants and rights under existing equity compensation plans as of December 31, 2011.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation (including securities plans reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,078,713	$70.88	621,576
Equity compensation plans not approved by security holders	0	—	0

Total	1,078,713		621,576

Potential Payments Upon Termination or Change-In-Control

        Valmont does not have employment agreements with its executive officers. Valmont also does not have special severance or change-in-control payment agreements with its executive officers.

        Valmont's executive officers may receive severance payments upon a termination of employment under Valmont's severance plan which is generally available to all administrative employees. The severance plan generally provides one week of salary for each year of service up to 26 weeks of salary. Valmont's executive officers would also be entitled to receive upon termination of employment amounts accumulated in their respective deferred compensation accounts, at the times and in the manner established for their respective accounts; such amounts are described in the Non-Qualified Deferred Compensation table.

        Valmont's stockholder-approved stock plans provide that all outstanding options become immediately exercisable in the event of a change-in-control and that all restrictions on restricted stock lapse in the event of such a change-in-control. A change-in-control, defined specifically in the plans, generally occurs if: (i) a person, entity or group (excluding Valmont plans) acquires 50% or more of Valmont's common stock or total voting power of Valmont's voting securities; (ii) incumbent directors or their replacements (whose election or nomination was approved by at least a majority of then incumbent directors) cease to constitute a majority of the board; (iii) a reorganization, merger, consolidation, or sale of substantially all of the Company's assets occurs unless Valmont's shareholders prior to the transaction own after the transaction 50% or more of the voting power of Valmont's securities; and (iv) Valmont is liquidated or dissolved. Options granted in 2008 and subsequent years provide for continued vesting pursuant to the option terms if the optionee voluntarily retires on or after attaining age 62. If such a change-in-control or retirement had occurred on the last day of fiscal 2011, the incremental value (fair market value of company common stock on such date less exercise price) of unvested options held by the named executed officers would have been: Mr. Bay—$703,360; Mr. McClain—$180,061; Mr. Atkinson—$83,817; Mr. Desigio—$46,110; and Mr. Jaksich—$46,433; and the value of unvested restricted stock for Mr. Atkinson—$230,516 and Mr. Desigio—$41,128. The unvested stock options for such individuals and the unvested restricted stock for such individuals are set forth in the Outstanding Equity Awards at Fiscal Year-End table. In addition, a pro rata portion (based on period of service and full period performance results) of the performance shares awarded under the long-term incentive plan may be earned in the event of death, disability, normal retirement, termination of employment without cause, or change-in-control. If such a change-in-control or retirement had occurred on the last day of fiscal 2011, the prorated value of the long-term incentive awards (based on target award numbers) which would have been payable to the named executive officers would have been: Mr. Bay—$1,208,288; Mr. McClain—$320,959; Mr. Atkinson—$181,911; Mr. Desigio—$76,108; and Mr. Jaksich—$79,453.

Shareholder Return Performance Graphs

        The graphs below compare the yearly change in the cumulative total shareholder return on the Company's common stock with the cumulative total returns of the S&P Mid Cap 400 Index and the S&P Mid Cap 400 Industrial Machinery Index for the five and ten-year periods ended December 31, 2011. The Company was added to these indexes in 2009 by Standard & Poor's. The graphs assume that the beginning value of the investment in Valmont Common Stock and each index was $100 and that all dividends were reinvested.

 Audit Committee Report

        The Audit Committee (the "Committee") is appointed by the board of directors to assist the board by reviewing (1) the integrity of the Company's financial statements, (2) the qualifications, independence and performance of the Company's independent auditors and internal auditing department and (3) the compliance by the Company with legal and regulatory requirements. The Committee manages the Company's relationship with its independent auditors, who report directly to the Committee. The Committee has sole authority to retain, compensate, oversee and terminate the independent auditors. The Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company's website at www.valmont.com.

        The Company's management is responsible for its financial reporting process and internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Committee oversees the Company's financial reporting process and internal controls on behalf of the board of directors.

        The Committee reviews the Company's annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Committee reviews reports on various matters, including (1) critical accounting policies of the Company, (2) material written communications between the independent auditor and management, (3) the independent auditor's internal quality-control procedures, (4) significant changes in the Company's selection or application of accounting principles and (5) the effect of regulatory and accounting initiatives on the financial statements of the Company. The Committee also considered whether the provision of non-audit services provided by Deloitte & Touche LLP ("Deloitte"), the Company's independent auditors, to the Company during fiscal 2011 was compatible with the auditor's independence.

        The Committee reviewed and discussed the Company's audited financial statements for fiscal 2011 with both management and Deloitte. The Committee received from and discussed with Deloitte the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Committee concerning independence. The Committee also discussed with Deloitte any matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board relating to communications between the audit committee and the independent auditors. Based on these reviews and discussions, the Committee recommended to the board of directors and the board has approved that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

AUDIT COMMITTEE Walter Scott, Jr., Chairman Kaj den Daas Daniel P. Neary

ITEM 2:    ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Valmont is asking its shareholders to provide advisory approval of the compensation paid to named executive officers. Shareholders are being asked to vote on the following resolution:

    RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company's proxy statement for the 2012 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.

        The Company believes that its compensation programs have served to achieve the objectives of attracting highly competent executives, enhancing long-term growth and shareholder value, and assuring compensation at appropriate levels based on performance.

        Valmont conducted its first advisory vote on executive compensation in April 2011. The resolution passed with 98.5% of the vote. Valmont's shareholders in April 2011 also cast 94.6% of their votes in favor of an annual say-on-pay vote. The board of directors and the Human Resources Committee considered these results in determining compensation policies and decisions for 2012, and determined to hold annual say-on-pay votes and, based on the significant level of shareholder support, to continue the current compensation objectives, strategies, processes and practices described below.

Compensation Objectives, Strategies, Processes and Practices

        The Company encourages shareholders to read about its compensation objectives, strategies, processes and practices in the Compensation Discussion and Analysis. Some of the more significant elements of the compensation practices are these:

  •
  Base pay, annual incentives and long-term incentives are targeted at median market levels. Median market levels are determined by Frederic W. Cook & Co., Inc. (F.W. Cook), the independent executive compensation consultant to the Human Resources Committee, based on surveys prepared by Hewitt Associates. F.W. Cook reports directly to the Human Resources Committee and provides no other services to the Company.

  •
  Valmont's executive officers do not have employment agreements.

  •
  Valmont's executive officers do not have agreements providing for special payments in the event of a termination of employment or change-of-control.

  •
  Valmont does not maintain a perquisite program for executive officers.

  •
  Valmont has an executive compensation recoupment policy.

  •
  Valmont's stock plan prohibits option repricing.

  •
  Valmont has stock ownership guidelines for executive officers.

  •
  Valmont has a stock retention policy for executive officers which requires retention of equity awards until the stock ownership guidelines are met.

  •
  Valmont has an anti-hedging policy applicable to directors and officers.

Fiscal 2011 Compensation for Executive Officers

  •
  Base Salary.  The base salaries paid to Valmont's named executive officers in 2011 were unchanged from their base salaries in 2010.

  •
  Annual Incentives.  Annual incentives are performance-based. The annual incentives for 2011 were based on threshold, target and above-target increases in earnings per share. The Human

    Resources Committee established threshold earnings per share at $4.19, which was equal to 2010 earnings per share of $3.57 increased by non-recurring expenses in connection with the Delta acquisition of $.62. The Human Resources Committee determined that a target annual incentive would be earned for earnings per share of $5.10 (a 43% increase) and that a maximum incentive of two times target would be earned for earnings per share of $6.00 (a 68% increase). The 2011 earnings per share of $6.10 (2011 earnings per share of $8.60 reduced by non-recurring benefits, primarily the Delta-related tax benefits of $2.49) produced annual incentive payouts for executive officers of two times target.

  •
  Long-Term Incentives.  Long-term incentives are performance-based. The three-year performance period which ended in 2011 based long-term incentives on a combination of three-year average ROIC (return on invested capital) and three-year growth in OIG (cumulative compound operating income growth), weighted 60% ROIC and 40% OIG. The Human Resources Committee established in February 2009 the targets for the three-year performance cycle ending in 2011. The targets were established at average OIG of 10% and average ROIC of 9.5%. The Company's above-target performance in 2009 and 2011 was more than offset by the below-target performance of 2010. Consequently, no long-term incentives were earned for the three-year performance period ended in 2011.

  •
  Stock Options.  The Human Resources Committee established the terms and provisions of stock options granted in 2011 based on industry standards as provided by its independent compensation consultant. The number of options granted to each executive officer was established so that the aggregate long-term incentive compensation would be targeted at competitive median levels. Information on the stock options granted to named executive officers during 2011 is at Grants of Plan Based Awards for Fiscal 2011.

        This advisory resolution, commonly referred to as a "say-on-pay" resolution, is nonbinding on the board of directors. Although non-binding, the board of directors and the Human Resources Committee will review and consider the voting results when making future decisions regarding the Company's executive compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF ITEM 2.

ITEM 3:    RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The firm of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively "Deloitte Entities") conducted the 2011 and 2010 audits of the Company's financial statements. Fees billed by the Deloitte Entities to the Company for services provided during the 2011 and 2010 fiscal years were as follows:

	2011	2010
Audit Fees	1,983,035	2,014,335
Audit-Related Fees	51,063	1,410,550
Tax Fees	896,512	293,375
Other Fees	0	0

Total Fees	2,930,610	3,718,260

        Audit Fees consist of the audit of the Company's fiscal 2011 and 2010 annual financial statements, review of the Company's quarterly financial statements during 2011 and 2010, fees associated with registration statements and other services that are normally provided in connection with statutory and regulatory filings. Audit fees also included the audit of the effectiveness of the Company's internal control over financial reporting. Audit services have increased due to the statutory audit requirements of the subsidiaries purchased by Valmont as part of the Delta plc acquisition.

        Audit-Related Fees consist of financial statement audits of employee benefit plans, consents related to Securities and Exchange Commission filings, agreed-upon procedures, documentation review in connection with the Company's internal controls over financial reporting and due diligence services performed with respect to acquisitions. Audit-related Fees increased in 2010 due to the acquisition of Delta; Deloitte performed due diligence, IFRS to US GAAP assessment and issued consents in connection with the Company's offering of debt securities on Form S-3, which required Deloitte to perform additional audit procedure to comply with United States generally accepted auditing standards.

        Tax Fees consist of international tax planning and federal, state and expatriate tax compliance.

        The Committee pre-approves all audit and permitted non-audit services to be performed by the independent auditor, including audit services, audit-related services, tax services and any other services. The Committee periodically grants pre-approval of specific audit and non-audit services including cost levels for such services. Any services not covered by prior pre-approvals, or services exceeding the pre-approved cost levels, must be approved in advance by the Committee. In periods between Committee meetings, the Committee Chairman has the delegated authority to pre-approve additional services, and such pre-approvals are then communicated to the full Committee.

        The Audit Committee has appointed Deloitte & Touche LLP as independent auditors to conduct the 2012 audit of the Company's financial statements and requests that the shareholders ratify this appointment. A representative from Deloitte & Touche LLP will be present at the annual meeting of shareholders and will have the opportunity to make a statement and to respond to appropriate questions. In the event the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 3.

Shareholder Proposals

        Shareholder proposals intended to be presented at the next annual meeting of shareholders must be received by the Company no later than November 15, 2012 in order to be considered for inclusion in the proxy statement for such meeting.

        The Company's bylaws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business at an annual shareholders' meeting. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than ninety nor more than one hundred twenty days prior to the meeting. The bylaws specify the information which must accompany such shareholder notice. Details of the provision of the bylaws may be obtained by any shareholder from the Secretary of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors to file reports of changes in ownership of Valmont's common stock with Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish Valmont with copies of all Section 16(a) forms so filed. Based solely on a review of the copies of such forms furnished to Valmont and written representations from Valmont's executive officers and directors, Valmont believes that all persons subject to these reporting requirements filed the required reports on a timely basis during fiscal 2011.

Other Matters

        The board of directors does not know of any matter, other than those described above, that may be presented for action at the annual meeting of shareholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

By Order of the Board of Directors

Todd G. Atkinson Secretary Valmont Industries, Inc.

ONE VALMONT PLAZA OMAHA NEBRASKA 68154-5215 USA
PHONE	402.963.1000
FAX	402.963.1199
www.valmont.com

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0000128227_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Glen A. Barton 02 Daniel P. Neary 03 Kenneth E. Stinson 04 Catherine James Paglia Valmont Industries, Inc. One Valmont Plaza Omaha, NE 68154 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET Monday, April 23, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET Monday, April 23, 2012. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 Advisory approval of the company's executive compensation. 3 Ratifying the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2012. NOTE: In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions)

ANNUAL MEETING OF STOCKHOLDERS Tuesday, April 24, 2012 2:00 p.m. Omaha Marriott 10220 Regency Circle Omaha, NE 68114 In addition to www.proxyvote.com, the Notice & Proxy Statement, Annual Report and 10k are available at http://materials.proxyvote.com/920253 0000128227_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report and 10K is/are available at www.proxyvote.com . ANNUAL MEETING OF STOCKHOLDERS Tuesday, April 24, 2012 2:00 p.m. By signing the proxy, you revoke all prior proxies and appoint Mogens C. Bay and Walter Scott, Jr., and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and in their discretion on any other matters which may come before the Annual Meeting and all adjournments. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Certain Shareholders
Corporate Governance
  ITEM 1: BOARD OF DIRECTORS AND ELECTION OF DIRECTORS
Compensation Discussion and Analysis
Compensation Risk Assessment
Human Resources Committee Report
Executive Compensation
Summary Compensation Table
Grants of Plan-based Awards for Fiscal 2011
Outstanding Equity Awards at Fiscal Year-End
Options Exercised and Stock Vested
Delta Pension Benefits 2011
Nonqualified Deferred Compensation
Director Compensation
Potential Payments Upon Termination or Change-In-Control
Shareholder Return Performance Graphs
Audit Committee Report
  ITEM 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF ITEM 2.
  ITEM 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 3.
Shareholder Proposals
Section 16(a) Beneficial Ownership Reporting Compliance
Other Matters